Exhibit 99.1 – Press Release

United States Commodity Funds LLC Announces Closure of United States Metals Index Fund

Oakland, CA – January 30, 2015. United States Commodity Funds LLC (“USCF”), a commodity pool operator and the Sponsor of United States Commodity Index Funds Trust and its series United States Metals Index Fund today announced that it will close the United States Metals Index Fund, ticker symbol USMI, CUSIP Number 911718302.

USCF has determined that the closure of USMI is advisable because of current market conditions and USMI’s respective asset size.

Trading on the NSYE Arca for shares of USMI will be suspended after the close of business on March 18, 2015, and after such time USMI will no longer accept orders for Creation Baskets. Shareholders may sell their holdings on or before March 18, 2015 and may incur brokerage charges, or a redemption basket charge, as the case may be. Shareholders who do not sell their holdings on or before March 18, 2015, will receive cash equal to the amount of the net asset value of their shares as of the close of trading on the NYSE Arca on March 18, 2015; such distribution will be completed on or about March 25, 2015. The cash amount will reflect the costs of closing and transaction costs. Shareholders should be aware that, thereafter, USMI will not be pursuing its stated investment objective or engaging in any business activities except for the purposes of winding down its business and affairs, preserving the value of its assets, paying its liabilities, and distributing its remaining assets to shareholders. The Board of Directors of USCF, as Sponsor to the Trust and its series, USMI, has authorized the closure and liquidation of USMI.

Investor questions may be referred to 1.800.920.0259.

ALPS Distributors, Inc. serves as the Marketing Agent for the Funds that the United States Commodity Funds LLC operates.

The United States Commodity Funds® is a registered trademark. All rights reserved.